Exhibit 10.16

June 24, 2003

Mr. Timothy R. LaBeau

9705 Rocky Point

Clarence, NY 14031

Dear Tim:

This letter will confirm an offer of employment to you by Duane Reade Inc.

Your initial assignment will be as Senior Vice President/Merchandising, reporting directly to Mr. Tony Cuti, Chairman/ C.E.O.  You will be based at our headquarters office located at 440 9th Avenue, New York, NY.  Your initial salary will be $385,000.00 per/year, ($14,807.70 Bi-Weekly).  Future salary increases will be based on demonstrated job performance.  Your performance will be reviewed each year.  Future salary adjustments will be in accordance to Company policy and practice.

You will be eligible to join the company’s executive benefit program upon beginning employment.  You will be eligible to join the Company’s 401K program on the first of the month of the quarter following your ninety (90) day anniversary.  You will be eligible for three (3) weeks vacation each calendar year.  Please be aware that Duane Reade’s vacation policy does not allow carryover from year to year.  Therefore, if the three weeks are not taken they are forfeited each year.

It is committed that you will join the company’s performance incentive plan at fifty percent (50%) of your annual salary.  The program is based on the attainment of company performance towards Earnings per Share (EPS) targets and can be increased to a maximum of one hundred percent (100%) or decreased based on the actual company results.  Actual incentive payments will be paid yearly, usually at the end of the first quarter of each year, after Board approval.  The Company will guarantee a minimum of a Seventy-Five Thousand payout with first year incentive, ($75,000.00).

It was also committed that you will be eligible to receive seventy-five thousand (75,000) shares of Duane Reade stock options at a price equivalent to the average trading price for five (5) trading days prior to the first day of your employment.  Twenty percent (20%) of the shares will vest at the end of each anniversary of your employment with Duane Reade Inc.

Your employment with the Company will be “at will,” meaning that either you or the Company will be entitled to terminate your employment at any time and for any reason, with or without cause.  Except as set forth in the following sentence, in the event of termination other than for “cause,” you will be paid severance equal to one year salary at your then current salary.  For purposes of this Agreement “cause” shall mean termination for: (1) a repeated refusal to comply with a lawful directive of the Chief Executive Officer, (2) serious misconduct, dishonesty or disloyalty directly related to the performance of duties for the Company, which results from a willful act or omission and which is materially injurious to the operations, financial condition or business reputation of the Company or any significant subsidiary thereof; (3) being convicted (or entering into a plea bargain admitting criminal guilt) in any criminal proceeding that may have an adverse impact on the Company’s reputation and standing in the community; (4) willful and continued failure to substantially perform your duties under this Agreement; or (5) any other material breach of this Agreement.  In the event of termination for cause, you will be entitled to any unpaid salary through the date of termination, plus any earned and accrued unused vacation pay or deferred compensation payments.  You will not be entitled to any other compensation from the Company, including, without limitations, severance pay.

You will be reimbursed for all normal business expenses in accordance to Company policy.  The Company will provide relocation assistance of up to $125,000.00 net for expenses related to relocation (ie: moving expense, closing costs etc.).  It is committed that you and your family will endeavor to relocate to the New York City metro vicinity within three (3) months of your start date.  The Company will provide temporary living during relocation for a period of three (3) months.

I believe this covers everything.  We all look forward to you joining our Executive team on Monday, July 21, 2003.  Please do not hesitate to call Tony, Gary or me if you have any questions.

Sincerely,

/s/ Jim Rizzo
Jim Rizzo
Vice President
Human Resources

/s/ Timothy R. LaBeau
Timothy R. LaBeau/Date

CC:	Mr. Tony Cuti – Chairman/C.E.O.
Mr. Gary Charboneau – SVP/Sales and Marketing